Exhibit 99.1

Kelly Enters Agreement to Sell European Staffing Business to Gi Group Holdings S.P.A.

•Enables greater focus on higher margin, higher growth global managed service provider (MSP) solutions, global recruitment process outsourcing (RPO) solutions, and specialty outcome-based and staffing services in North America
•Transaction expected to close in the first quarter of 2024; cash consideration of €100 million with additional earnout potential of up to €30 million
•Unlocks significant capital to invest in organic and inorganic growth

TROY, Mich., (November 2, 2023) – Kelly (Nasdaq: KELYA, KELYB), a leading global specialty talent solutions provider, today announced that it has entered into a definitive agreement to sell its European staffing business to Gi Group Holdings S.P.A. (“Gi”), one of the largest staffing companies in Europe, for cash consideration of up to €130 million. The transaction is expected to close in the first quarter of 2024, subject to receipt of required regulatory approvals and other customary closing conditions.

Under the terms of the agreement, Kelly will transfer its European staffing business within its International operating segment to Gi. Kelly provides staffing services to customers in 14 countries across Europe. The company will retain its managed service provider, recruitment process outsourcing, and functional service provider (FSP) business with customers in the Europe, Middle East, and Africa (EMEA) region.

Following the close of the transaction, Kelly will maintain its global footprint and continue to provide MSP, RPO, and FSP solutions to customers in the EMEA region through KellyOCG, Kelly’s outsourcing and consulting group. As a leading global vendor-neutral provider of talent supply chain strategies and workforce solutions, KellyOCG leverages a network of 3,000 suppliers spanning 140 countries – including Gi – to connect customers across North America, Asia Pacific, and EMEA with top talent to grow their businesses. In Everest Group’s 2023 PEAK Matrix®, KellyOCG was recognized as a leader and major contender for its MSP and RPO solutions, respectively, with the latter earning KellyOCG star performer status. Everest Group also recognized KellyOCG as a leader and star performer in statement-of-work (SOW) management.

“The sale of Kelly’s European staffing business demonstrates our commitment to taking bold, transformative action to optimize our portfolio and maximize value creation,” said Peter Quigley, president and chief executive officer. “This transaction unlocks significant capital to pursue organic and inorganic investments in our chosen specialties. Furthermore, it sharpens our focus on our higher margin, higher growth global MSP solutions, global RPO solutions, and specialty outcome-based and staffing services in North America. Together, we expect these outcomes will accelerate Kelly’s progress toward achieving a normalized, adjusted EBITDA margin in the range of 3.3% to 3.5% as we shared in August and drive profitable growth over the long term.”

The transaction is the latest in a series of strategic actions Kelly has executed to unlock capital in pursuit of its specialty strategy and further optimize its operating model, which includes monetizing non-core real estate holdings and businesses; unwinding Kelly’s cross-shareholding arrangement with Persol and reducing the company’s ownership interest in PersolKelly, its Asia-Pacific staffing joint venture; selling its operations in Brazil and Russia; and most recently, implementing strategic restructuring actions which enhance organizational efficiency and effectiveness.

Quigley and Olivier Thirot, executive vice president and chief financial officer, will provide additional details about this transaction as it relates to the company’s specialty strategy during its upcoming third-quarter earnings conference call on November 9, 2023.

DLA Piper is serving as legal counsel to Kelly.

About Kelly®

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) helps companies recruit and manage skilled workers and helps job seekers find great work. Since inventing the staffing industry in 1946, we have become experts in the many industries and local and global markets we serve. With a network of suppliers and partners around the world, we connect more than 450,000 people with work every year. Our suite of outsourcing and consulting services ensures companies have the people they need, when and where they are needed most. Headquartered in Troy, Michigan, we empower businesses and individuals to access limitless opportunities in industries such as science, engineering, technology, education, manufacturing, retail, finance, and energy. Revenue in 2022 was $5.0 billion. Learn more at kellyservices.com.

Forward-Looking Statements

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Kelly’s financial expectations, are forward-looking statements. Factors that could cause actual results to differ materially from those contained in this release include, but are not limited to, (i) changing market and economic conditions, (ii) disruption in the labor market and weakened demand for human capital resulting from technological advances, loss of large corporate customers and government contractor requirements, (iii) the impact of laws and regulations (including federal, state and international tax laws), (iv) unexpected changes in claim trends on workers’ compensation, unemployment, disability and medical benefit plans, (v) litigation and other legal liabilities (including tax liabilities) in excess of our estimates, (vi) our ability to achieve our business’s anticipated growth strategies, (vi) our future business development, results of operations and financial condition, (vii) damage to our brands, (viii) dependency on third parties for the execution of critical functions, (ix) conducting business in foreign countries, including foreign currency fluctuations, (x) availability of temporary workers with appropriate skills required by customers, (xi) cyberattacks or other breaches of network or information technology security, and (xii) other risks, uncertainties and factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release and we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KLYA-FIN

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ANALYST CONTACT:	MEDIA CONTACT:
Scott Thomas	Jane Stehney
(248) 251-7264	(248) 765-6864
scott.thomas@kellyservices.com	stehnja@kellyservices.com